EXHIBIT 10.3

May 30, 2018

Devon Shaw
1 Ranger Place
Palm Coast, FL 32164

Dear Devon,

I am pleased to confirm our verbal offer of employment to you for a regular full-time position with Vortex Blockchain Technologies ("Vortex") as Chief Technical Officer, effective October 16, 2017. As discussed, this offer is conditional upon completion of satisfactory references that could include, but is not necessarily limited to, a review of past employment and education records.

The details of our offer, including the terms and conditions of your employment, are attached as Schedule "A."

Please take the time to carefully review our offer. This letter, along with the enclosed schedules, outlines the obligations of both Vortex and yourself with respect to your employment conditions, and is governed by the laws of the State of Iowa. It details the terms and conditions of your employment with Vortex, and will form our agreed upon employment contract with you once signed.

Accepting employment will be conditional upon agreeing to and signing the attached copy of this letter and the attached Schedule(s), initialing each page in the right-hand corner, and returning it to me upon your earliest convenience, but prior to your first day of employment.

Devon, we look forward to welcoming you to Vortex team and wish you a successful and rewarding career with us.

Sincerely,
/s/Craig Bergman
Craig Bergman
CEO, Vortex Blockchain Technologies

I, Devon Shaw, acknowledge that I have read, understood and accept this offer and the terms and conditions contained in the attached Schedule(s), and agree to be bound by the terms and conditions of employment as outlined therein.

/s/Devon Shaw                                          5/30/2018
                            Date

Schedule A

VORTEX BLOCKCHAIN TECHNOLOGIES
Terms and Conditions of Employment

The following outlines the terms and conditions of employment with Vortex Blockchain Technologies ("Vortex"). Vortex reserves the right to change these terms and conditions as necessary, with due notice.

Title	Chief Technical Officer
Initial Reporting Relationship	Craig Bergman, CEO
Responsibilities
You will be employed as Chief Technical Officer for Vortex. You will be responsible for managing the company's IT infrastructure and bitcoin mining operation.

While employed by Vortex, you agree to work on a full-time basis exclusively for Vortex and agree that you shall not, while you are employed by Vortex, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business that competes with Vortex or interferes or could reasonably interfere with your duties to Vortex without our prior written permission.

Salary	$120,000 per annum
Status	Full-time
Start Date	October 23, 2017
End Date	NA
Hours of Work	Vortex's core hours of operation are Monday to Friday from 8:00 to 6:00. Employees are expected to work a minimum of 40 hours per week.
Overtime	Payment of overtime, for overtime eligible positions, will be paid for all hours worked in excess of 44 hours within one week.
Payroll Schedule	Your salary will be paid to you on a semimonthly basis, less required deductions, through direct deposit OR by cheque.
Probationary Period
To assess your fit within Vortex, the first three (3) months of your employment will constitute a probationary period. At any time during this probationary period, Vortex may terminate your employment without cause and without advance notice or pay in lieu of notice. If this occurs, we would have no further obligation to you, financial or otherwise.

Policies and Standards
Vortex has established a variety of policies and standards that ensure a safe, enjoyable working environment. During the period of your employment with us, you agree to be bound by these policies and standards, and any future policies and standards that are reasonably introduced by Vortex. It is agreed that the introduction and administration of these policies is within the sole discretion of Vortex and that these policies do not form a part of this Agreement. It is agreed that if Vortex introduces, amends or deletes employment-related policies as conditions warrant that such introduction, deletion or amendment does not constitute a breach of this Agreement.

Non Solicitation
You hereby agree that, while you are employed by Vortex and for one (1) year following the termination of your employment with Vortex, you will not (i) recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Vortex employee or (ii) directly or indirectly solicit, attempt to solicit, canvass or interfere with any customer or supplier of Vortex in a manner that conflicts with or interferes in the business of Vortex as conducted with such customer or supplier.

Representation
You hereby represent and warrant to Vortex that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into this Agreement or the Confidentiality and Proprietary Information Agreement or to perform your obligations hereunder and that you will not, by joining Vortex, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favour of any third party.

Changes to Duties and/or Compensation
If your duties or compensation should change during the course of your employment with Vortex, the validity of our agreement will not be affected. In addition, if one or more of the provisions in our agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

Resignation	Should you wish to resign your employment with Vortex, you will be required to provide Two (2) weeks' written notice to enable us transition your work.
Termination
Vortex may terminate your employment at any time for cause.

After the end of your probationary period, Vortex may terminate your employment without cause at any time by providing you with the minimum notice, or pay in lieu of such notice, and any severance pay required by the Employment Standards Act, 2000 and no more.

In the event a temporary layoff is ever required, it may be implemented in accordance with the requirements of the Employment Standards Act, 2000.

Legal Advice	If you are uncertain about the contents of this offer, we suggest that it may be advisable to seek independent legal advice prior to signing.

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